UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2014

ADVANCED CELL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

_____________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2014, Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”), pursuant to which the Company has the right to sell to LPC up to $30,000,000 in shares of its common stock, $0.001 par value per share (“Common Stock”), subject to certain limitations set forth in the Purchase Agreement.

On June 27, 2014, the Company and LPC also entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the resale of the shares of Common Stock issued and issuable to LPC pursuant to the Purchase Agreement.

Upon the satisfaction of the conditions set forth in the Purchase Agreement, including the Registration Statement being declared effective by the SEC, the Company has the right over a 36-month period to sell up to $30,000,000 worth of shares of the Company’s Common Stock to LPC, upon the terms set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, the purchase price of such Common Stock will be based on the prevailing market price of the Company’s Common Stock immediately preceding the time of sales, with the Company controlling the timing and amount of any future sales, if any, of Common Stock to LPC. There are no upper limits to the price LPC may pay to purchase the Company’s Common Stock. LPC shall not have the right or the obligation to purchase any shares of Common Stock on any business day that the closing price of the Company’s Common Stock is below a floor price as provided in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s Common Stock. The Purchase Agreement may be terminated by the Company at any time at the Company’s discretion without any cost to the Company. The proceeds received by the Company under the Purchase Agreement are expected to be used to fund the Company’s clinical activities, including the conclusion of its phase 1 AMD and SMD trials and initiation of phase 1 MMD trials and phase 2 AMD and SMD clinical trials, for the advancement of its pre-clinical assets including its other ocular programs, and for general corporate purposes.

In consideration for entering into the Purchase Agreement, the Company issued to LPC 10,600,707 shares of the Company’s Common Stock as a commitment fee (the “Commitment Shares”). The Commitment Shares have been issued in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof, and will be registered for resale on the registration statement that the Company must file pursuant to the Purchase Agreement and the Registration Rights Agreement.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

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Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance and sale of the shares of Common Stock by the Company to LPC pursuant to the Purchase Agreement is exempt from registration pursuant to Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering was made to one entity who is an accredited investor and transfer of any securities sold under the Purchase Agreement is restricted pursuant to the requirements of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement, dated as of June 27, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.
10.2	Registration Rights Agreement, dated as of June 27, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2014	Advanced Cell Technology, Inc.

	By:	/s/ Edward Myles
Edward Myles Interim President, Chief Operating Officer & Chief Financial Officer

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